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                                                                     EXHIBIT 3.3

                          FOURTH AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                                VALICERT, INC.

                            Pursuant to Section 245
                       of the General Corporation Law of
                             the State of Delaware
                       ---------------------------------

     ValiCert, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. The Corporation was originally incorporated under the name ValiCert, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 5, 1998.

     2. This Fourth Amended and Restated Certificate of Incorporation was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware and restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

     3. The text of the Third Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE I

     The name of the Corporation is ValiCert, Inc.

                                  ARTICLE II

     The address of its registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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                                  ARTICLE IV

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 102,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock") and (ii) 2,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"). The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

                                   ARTICLE V

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     C. Effective upon the closing of the Corporation's initial public offering of its Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. At all times prior to the closing of the Corporation's initial public offering of its Common Stock, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the Corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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     D.  Special meetings of stockholders of the Corporation may be called only by either the Board of Directors, the Chairman of the Board of Directors or the President and Chief Executive Officer.

                                  ARTICLE VI

     A. The number of directors shall initially be seven (7) and thereafter shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Effective upon the closing of the Corporation's initial public offering of its Common Stock, the Board of Directors shall be divided into three classes designated as Class I, II and III, with the term of office of Class I to expire at the first annual meeting of the stockholders following such closing date, the term of office of Class II to expire at the second annual meeting of stockholders held following such closing date, the term of office of Class III to expire at the third annual meeting of stockholders following such closing date, and thereafter for each class for a term to expire at each third succeeding annual meeting of stockholders after the election of the directors of such class. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                  ARTICLE VII

     The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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                                 ARTICLE VIII

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE IX

     The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding
                                     --------  -------
any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH or Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Fourth Amended and Restated Certificate of Incorporation
to be signed by its President and attested by its Secretary this      day of
____, 2000.

                                              __________________________________
                                                Joseph (Yosi) Amram, President

ATTEST:

___________________________________________
Srinivasan (Chini) Krishnan, Secretary

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